Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

March 16, 2010

Registration No. 333-164588

The Offering OFFERING: 1,360,000 UNITS EACH CONSISTING OF TWO COMMON SHARES, ONE CLASS A WARRANT AND ONE CLASS B WARRANT EXPECTED PRICE: $10-12 PER UNIT TIMING: APRIL 2010 SHARES OUTSTANDING POST-OFFERING: 5,720,000 SHARES PROPOSED NASDAQ SANWU, SANW, SYMBOLS: SANWW, SANWZ USE OF PROCEEDS: FUND STEVIA PILOT PROGRAM, SALES & MARKETING, BUYOUT OF MINORITY OWNERSHIP, INVENTORY PURCHASES, UPGRADE MILL FACILITIES, R&D AND GENERAL CORPORATE PURPOSES UNDERWRITERS: PAULSON INVESTMENT COMPANY, INC. FELTL AND COMPANY CONTACT: TRENT DAVIS NICK BALES BECKY SCHLUNTZ 1-800-433-9045 1-503-243-6095 (FAX) THIS OFFERING INVOLVES A HIGH DEGREE OF RISK  (Below) S&W alfalfa growing well when irrigated with brackish water (60% the salinity of ocean water).  Company Description S&W Seed Company is a profitable company that was founded in 1980. S&W is a leader in breeding and developing proprietary alfalfa seed varieties that grow in warm climates and which can thrive on poor, saline (salty) soils. As farm land and resources become scarcer worldwide, the company’s claims to salt tolerance and high yields give it a competitive advantage, and their product leadership is verified by years of university-sponsored tests and trials. S&W owns and operates a 40 acre alfalfa seed cleaning and processing facility in Five Points, California. Senior management has retired and recently been replaced by a strong management team that is intent on capitalizing on the company’s physical assets and product strengths. A large percentage of their sales are to established customers in foreign countries, principally Saudi Arabia, and they see expansion opportunities in Africa and the Middle East, as well as domestically. S&W’s centrally-located facility has an estimated replacement value of $12 million and currently operates at a small percentage of its rated capacity. This facility is a platform for growth with minimal additional cost. S&W’s proprietary alfalfa seed is grown by farmers in the California Central Valley who have, for the most part, been with S&W for generations. The thrust of their business strategy, and the main use of the proceeds, will be to increase the utilization of their facility. Although proprietary alfalfa seed is the mainstay of the business, they have derived material income in the past from processing wheat, and they intend to expand that part of the business. Historically, they have not advertised the advantages of their proprietary alfalfa seed and they see an opportunity in promoting its advantages to new and existing markets. In fiscal 2010, they have implemented a pilot program that is targeted at using their grower base to produce stevia leaf, the source of an all natural, non-caloric sweetener.  Investment Highlights  Established Company: 30 year old, profitable agricultural company; a leader in the market for salt and heat tolerant, non-dormant varieties of alfalfa seed. Large Barriers to Entry: S&W currently has developed 10 varieties of alfalfa seed and owns the proprietary technology. In independent University of California yield trials in 2009, S&W varieties took first place and with four of the top ten varieties, S&W seed was the only company to have more than one variety in the top 10. The estimated development time for alfalfa seed is five years. Replacement cost of facility is estimated at $12 million. Growth Opportunity: Posted 29 years of profit with only one year resulting in a small loss. Although Paulson estimates revenue for Fiscal 2010 of $5 million and approximately $500,000 in profit, S&W is only operating at a small percentage of its rated capacity. With additional upgrades and operating at full capacity, Paulson believes this facility will generate significantly higher revenues. Stevia Opportunity: S&W is working with one of the largest stevia manufacturers and began the launch of the stevia plant breeding program with the goal of developing high yielding and high quality plants. The company is well positioned to become a significant supplier of the stevia leaf.  Proprietary Technology: As the current population crisis has led to marginally fertile land and diminishing water supplies, S&W’s proprietary alfalfa varietals provide an opportunity for higher yielding crops. Management Team: Mark Grewal, President and CEO, who is leading the new management team at S&W, was in charge of all farming operations for J.G. Boswell, one of the largest farming operations in the US, spanning approximately 142,000 acres. He also ran a major alfalfa seed operation for Boswell.  The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any broker dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll toll-free 1 1-800 800-433 433-90 9045 or electronically by visiting 45 http://www.paulsoninvestment.com com.